1. Name and Address of Reporting Person
   Sablosky, Larry
   3308 N. Mitthoeffer Road
   Indianapolis, IN 46235
   USA
2. Issuer Name and Ticker or Trading Symbol
   The Finish Line, Inc. (FINL)
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Day/Year
   04/01/2003
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   (X) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   Senior Excutive Vice President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+------------------------------+----------+----------+---------+--------------------------+--------------+-----------+------------+
|1. Title of Security          |2. Trans- |2A.Execu- |3. Trans-|4. Securities Acquired (A)|5. Amount of  |6. Owner-  |7. Nature   |
|                              |   action |   action |   action|   or Disposed of (D)     |Securities    |   ship    |   of In-   |
|                              |   Date   |   Date   |   Code  |                          |Beneficially  |   Form:   |   direct   |
|                              |          |          |         |                          |Owned         |   Direct  |   Bene-    |
|                              |  (Month/ |  (Month/ |         |                          |Following     |   (D) or  |   ficial   |
|                              |   Day/   |   Day/   +-----+---+-----------+---+----------+Reported      |   Indirect|   Owner-   |
|                              |   Year)  |   Year)  |Code |V  |Amount     |A/D|Price     |Transaction(s)|   (I)     |   ship     |
+------------------------------+----------+----------+-----+---+-----------+---+----------+--------------+-----------+------------+
Class A Common Stock            04/01/2003            S         -37000      D   $15.3243                  D
Class A Common Stock            04/02/2003            S         -6000       D   $15.9000   61816          D

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+----------+--------+-------+-------+---------+-----------+---------------------+----------------+----------+-------+-------+------+
|1.        |2.      |3.     |3A.    |4.       |5.         |6.                   |7.              |8.        |9.     |10.    |11.   |
|          |        |       |       |         |           |                     |                |          |Number |Owner- |      |
|          |        |       |       |         |           |                     |                |          |of     |ship   |      |
|          |        |       |       |         |           |                     |                |          |Deriv- |Form of|      |
|          |        |       |       |         |           |                     |Title and Amount|          |ative  |Deriv- |      |
|          |        |       |       |         |           |                     |of Underlying   |          |Secur- |ative  |Nature|
|          |Conver- |Trans- |Execu- |         |Number of  |                     |Securities      |          |ities  |Secur- |of    |
|          |sion or |action |tion   |         |Derivative |Date Exercisable     +-------+--------+          |Benefi-|ity:   |In-   |
|          |Exercise|Date   |Date   |         |Securities |and Expiration Date  |       |Amount  |          |cially |Direct |direct|
|          |Price of|       |       |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned  |(D) or |Bene- |
|Title of  |Deriv-  |(Month/|(Month/|tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |       |In-    |ficial|
|Derivative|ative   | Day/  | Day/  +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|       |direct |Owner-|
|Security  |Security|Year)  |Year)  |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |       |(I)    |ship  |
+----------+--------+-------+-------+------+--+-----+-----+----------+----------+-------+--------+----------+-------+-------+------+
Class B     1        04/01/2 04/02/2 G      V  20741                             Class A 20741    $0.0000    376602  D
Common               003     003                                                 Common                      <F1>
Stock                                                                            Stock
Class B     1                                                                    Class A                     427526  I       Sablosk
Common                                                                           Common                      <F1>            y
Stock                                                                            Stock                                       Investm
                                                                                                                             ent
                                                                                                                             Partner
                                                                                                                             ship,
                                                                                                                             L.P
Class B     1                                                                    Class A                     7210    I       Lisa
Common                                                                           Common                      <F1>            Sablosk
Stock                                                                            Stock                                       y,
                                                                                                                             Spouse
Class B     1        04/01/2 04/02/2 G      V        20741 10/10/2002            Class A 20741    $0.0000    251809  I       Grat
Common               003     003                                                 Common                      <F1>
Stock                                                                            Stock

Explanation of Responses:

<F1>
Shares of Class B Common Stock are immediately convertible into shares of Class A Common Stock on a one-to-one basis for no additional consideration.

SIGNATURE OF REPORTING PERSON
/s/ Gary Cohen

DATE
04/03/2003